Exhibit 16.1

LETTER FROM PAREDES, ZALDÍVAR, BURGA & ASOCIADOS S.C.R.L REGARDIG THE CHANGE IN CERTIFYING ACCOUNTANT

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C., USA

20549-7561

Dear Sirs/Madams,

We have read Credicorp’s disclosure pursuant to Item 16F of Form 20-F as set out in the section entitled “Change in Registrant’s Certifying Accountant” of Credicop’s Annual Report on Form 20-F for the year ended December 31, 2015. We agree with the statements made in the first, third and fourth paragraphs therein.

We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours faithfully,

April 28, 2016

/S/ Juan Paredes
Paredes, Zaldívar, Burga & Asociados S.C.R.L